UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor New York, NY 10022
(Address of principal executive offices)

(212) 521-4052
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2019, 1847 Goedeker Inc. (the “Buyer”), a wholly-owned subsidiary of 1847 Holdings LLC (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Goedeker Television Co., Inc., a Missouri corporation (the “Seller” or “Goedeker’s”), and Steve Goedeker and Mike Goedeker (the “Stockholders”), pursuant to which the Buyer will acquire substantially all of the assets of the Seller used in its retail appliance and furniture business (the “Business”).

Goedeker’s (www.goedekers.com), headquartered in St. Louis, Missouri, is a one-stop e-commerce destination for home furnishings, including appliances, furniture, bath and kitchen fixtures, décor, lighting and home goods. Founded in 1951, Goedeker’s has evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer. While Goedeker’s still maintains its St. Louis showroom, over 90% of sales are placed through its website. Goedeker’s offers over 500,000 SKUs organized by category and product features, providing visitors to the site an easy to navigate shopping experience. In 2017, total sales reached approximately $59 million (unaudited) comprised of appliances (73%), furniture (21%) and other product lines.

The aggregate purchase price for the Business being acquired is $6,200,000 consisting of: (i) $1,500,000 in cash (the “Cash Portion”), subject to adjustment; (ii) the issuance of a promissory note in the principal amount of $4,100,000; and (iii) up to $600,000 in Earn Out Payments (as defined below). As additional consideration, the Buyer agreed to issue to each of the Stockholders a number of shares of its common stock equal to 11.25% of the issued and outstanding stock of the Buyer as of the closing date (22.50% in the aggregate).

The Cash Portion of the purchase price is subject to certain adjustments. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Seller or the Business for borrowed money existing as of the closing, other than any indebtedness constituting an Assumed Liability (as defined in the Purchase Agreement), and the deducted amount shall be utilized to pay off such outstanding indebtedness. In addition, the Cash Portion of the purchase price is subject to a customary working capital adjustment provision with a target working capital of -$1,802,000 (negative amount).

The Seller is also entitled to receive the following payments (each, an “Earn Out Payment”) to the extent the Business achieves the applicable EBITDA (as defined in the Purchase Agreement) targets:

1.	An Earn Out Payment of $200,000 if the EBITDA of the Business for the trailing twelve (12) month period from the closing date (the “Initial Earn Out Period”) is $2,500,000 or greater;

2.	An Earn Out Payment of $200,000 if the EBITDA of the Business for the trailing twelve (12) month period from the first anniversary of closing date (the “Second Earn Out Period”) is $2,500,000 or greater; and

3.	An Earn Out Payment of $200,000 if the EBITDA of the Business for the trailing twelve (12) month period from the second anniversary of the closing date (the “Final Earn Out Period” and together with the Initial Earn Out Period and the Second Earn Out Period, the “Earn Out Periods”) is $2,500,000 or greater.

To the extent the EBITDA of the Business for any applicable Earn Out Period is less than $2,500,000 but greater than $1,500,000, the Buyer must pay a partial Earn Out Payment to the Seller in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable Earn Out Payment for such Earn Out Period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Business for the applicable Earn Out Period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial Earn Out Payments shall be earned or paid to the extent the EBITDA of the Business for any applicable Earn Out Period is equal or less than $1,500,000.

To the extent the Seller is entitled to all or a portion of an Earn Out Payment, the applicable Earn Out Payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date (the “Earn Out Payment Date”), and shall accrue interest from the date on which it is determined the Seller is entitled to such Earn Out Payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed. Any accrued interest on any Earn Out Payments(s) shall be accrued and paid on the Earn Out Payment Date. Notwithstanding anything to the contrary, the Buyer shall only make payments to the Seller in accordance with and as permitted by the terms of the Subordination Agreement (as defined below).

During the Earn Out Periods, the Buyer agreed to (i) operate the Business in the ordinary course of business substantially consistent with past practices, (ii) operate the Business as a distinct business entity or division so that its results can be verified for purposes of calculating the Earn Out Payment, and (iii) adequately fund the Business during the Earn Out Periods. Furthermore, the Buyer agreed that it would not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding the Earn Out Payment.

As noted above, a portion of the purchase price will be paid by the issuance by the Buyer of a promissory note in the principal amount of $4,100,000 (the “Buyer Note”). The Buyer Note will accrue interest at 9% per annum, amortized on a five-year straight-line basis and payable quarterly in accordance with the amortization schedule attached thereto, and mature on the fifth (5th) anniversary of the closing date. The Buyer will have the right to redeem all or any portion of the Buyer Note at any time prior to the maturity date without premium or penalty of any kind. The Buyer Note will contain customary events of default, including in the event of (i) non-payment, (ii) a default by the Buyer of any of its covenants under the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement, or a breach of any of representations or warranties under such documents, or (iii) the bankruptcy of the Buyer. The Buyer Note will also contain a cross default provision, whereby a default under the Senior Debt (as defined below), will also constitute an event of default under the Buyer Note.

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The rights of the Seller and the Stockholders to receive payments under the Buyer Note and any Earn Out Payments (collectively, “Subordinated Payments”) are subordinate in right to certain senior indebtedness that the Buyer expects to incur in connection with the acquisition of the Business.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller and the Stockholders will not compete with the Business for a period of three (3) years following closing. In addition, the Buyer provided the Stockholders with certain rights to participate in future stock issuances of the Buyer.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. The Seller and the Stockholders also indemnified the Buyer for (i) any Excluded Liability (as defined in the Purchase Agreement) and (ii) any liability of the Seller which is not an Assumed Liability (as defined in the Purchase Agreement) and which is imposed upon the Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the closing. The Buyer also indemnified the Seller and the Stockholders for (i) any Assumed Liability and (ii) any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholders which arises out of the ownership of the Purchased Assets (as defined in the Purchase Agreement) after the closing or the operation by the Buyer of the business conducted with the Purchased Assets after the closing.

In the case of the indemnification provided with respect to breaches of certain non-fundamental representations and warranties, the party will only become liable for indemnified losses if the amount exceeds an aggregate of $50,000, whereupon such party will be liable for all losses relating back to the first dollar. Notwithstanding the foregoing, this threshold limitation shall not apply to claims by the Buyer for breaches by the Seller or the Stockholders of certain fundamental representations. Furthermore, the Buyer’s aggregate remedy with respect to any and all claims for breaches of representations, warranties and covenants by the Seller or the Stockholders shall not exceed $2,000,000. The Buyer’s only recourse for indemnification is to set-off the amount of any claims against the amounts due to the Seller under the Buyer Note or that would otherwise be owed to the Seller under the Earn-Out Payments.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; and the receipt of any required consents of any third parties; and the release of any security interests. In addition, (i) the Buyer shall have obtained all of the financing it needs in order to complete the acquisition and fund the working capital requirements of the Business after the closing, including the Senior Debt; (ii) the Working Capital of the Business shall be at least equal to a mutually agreed upon target amount, including a reserve for advertising and marketing expenses that it consistent with past practice; (iii) the Buyer shall have entered into an employment agreement with Michael Goedeker that is in form and substance satisfactory to the Buyer and Michael Goedeker; and (iv) the Buyer shall have entered into a lease for the Seller’s current operating premises with the landlord of such premises, which lease shall be in form and substance satisfactory to the Buyer.

The Purchase Agreement may be terminated at any time prior to closing by (i) mutual agreement of the parties; (ii) by any of the Buyer, the Stockholders or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in the Purchase Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) day’s written notice is given; (iii) by the Buyer if any of the Seller or Stockholders’ closing conditions set forth in the Purchase Agreement shall not have been satisfied before the 90th day following the date that the Buyer has received the Disclosure Schedules (as defined in the Purchase Agreement) (the “Outside Date”), or such later date as the Buyer, the Stockholders and Seller shall mutually agree in writing; or (iv) by the Seller or the Stockholders if any of the Buyer’s closing conditions set forth in the Purchase Agreement shall not have been satisfied before the Outside Date, or such later date as the Buyer, Stockholders and Seller shall mutually agree in writing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: January 18, 2019	By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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